Exhibit 4.1

                                STOCK OPTION PLAN
                                       OF
                             OMR SYSTEMS CORPORATION

1.       Purposes.

         The purposes of the Stock Option Plan (the "Plan") of OMR Systems Corporation (the "Corporation") are to provide a greater community of interest between the Corporation's shareholders and its key employees, to facilitate the purchase by such employees of shares of stock in the Corporation, to encourage such employees to remain in the employ of the Corporation and to assist the Corporation in retaining the services of its key employees.

2.       Stock to be Offered.

         The shares that may be issued under the Plan shall not exceed 20 shares of the Corporation's common stock, no par value ("Common Stock"), subject to adjustment under the provisions of Section 8. Such shares may be authorized but unissued shares or treasury shares, as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Plan.

3.       Eligibility.

         Options may be granted to any key employee (including officers) of the Corporation.
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4.       Administration.

         The Plan shall be administered by the Board of Directors. The Board of Directors, subject to the express provisions of the Plan, shall have authority, in its sole discretion,

         (a) to determine the individuals who shall receive stock options;

         (b) to determine the kind of options to be granted;

         (c) to determine the number of shares to be subject to each option;

         (d) to determine the provisions of option agreements (which need not be identical), including, but not limited to, provisions imposing limitations or conditions on the exercise of any option;

         (e) to prescribe, amend and rescind rules and regulations relating to the Plan;

         (f) to construe option agreements and the Plan; and

         (g) to make all other determinations necessary and advisable for the proper administration of the Plan.

         All decisions and determinations of the Board of Directors shall be made by a majority of the Board of Directors and shall be conclusive.

5.       Form of Options.

         Options granted under the Plan may be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code ("Incentive Stock Options") or options which are not Incentive Stock Options ("Non-Qualified Options"), as the Board of Directors shall determine.
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6.       Provisions of Options.

         The Board of Directors shall prescribe and determine the provisions of each option (including, but not limited to, provisions with respect to the vesting and exercisability of the option), subject to the following:

         (a) The option price of an Incentive Stock Option must be at least 100% of the fair market value of the Common Stock at the time the option is granted.

         (b) The term of an Incentive Stock Option may not exceed 10 years from the date it is granted.

         (c) An Incentive Stock Option may not be transferred by an optionee otherwise than by will or by the laws of descent and distribution, and may be exercised, during his or her lifetime, only by the optionee.

         (d) The exercise price of any option may be paid, at the optionee's election, either in cash or by his exchange of shares of Common Stock, if such shares have been held by the Optionee for more than 6 months. Any shares of Common Stock so exchanged shall be valued at their fair market value on the date the option is exercised.

7.       Limitations on Incentive Stock Options.

         (a) An Incentive Stock Option may not be granted to any individual who owns (at the date of grant of the option) stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of any of its parent corporations or subsidiary corporations.

         (b) To the extent that the aggregate fair market value (determined at the time the option is granted) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under this Plan and all such plans of the individual's employer corporation and its subsidiary corporations and parent corporations) exceeds $100,000, such options shall be treated as Non-Qualified Options.
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8.       Changes in Capital Structure.

         If (a) the Corporation shall at any time be involved in a merger, consolidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Corporation or a transaction similar thereto, or (b) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Corporation occurs, or (c) any other event shall occur which in the judgment of the Board of Directors necessitates an adjustment of the terms of the outstanding options, the Board of Directors shall take any such action as in its judgment shall be necessary to preserve to the optionees rights substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in the number and kind of shares subject to options, the option exercise price, and the number and kind of shares available under Section 2. To the extent that such action shall include an increase or decrease in the number of shares subject to outstanding options, the number of shares available under Section 2 above shall be increased or decreased, as the case may be, proportionately.

         The judgment of the Board of Directors with respect to any matter referred to in this Section 8 shall be conclusive and binding upon each optionee without the need for any amendment to the Plan or to any outstanding option.

9.       Amendment and Termination of Plan.

         The Plan shall become effective on the date of its adoption by the Board of Directors and shall remain effective for the grant of options until 10 years from that date (and for the subsequent exercise of such options), unless it is sooner terminated by the Board of Directors. The Board of Directors, in its discretion and at any time, may modify, amend or terminate the Plan; provided, however, that no modification or amendment may be made, without the approval of the shareholders of the Corporation, which would increase the maximum aggregate number of shares which may be issued under the Plan or change the class of employees who are eligible for
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the grant of options. Neither termination of the Plan, nor any modification or amendment thereof, shall adversely affect any rights under an option previously granted under the Plan without the consent of the optionee.

10.      Change of Control.

         (a) Concurrently with any Change of Control,

                  (i) the Corporation shall cause each outstanding option to become immediately exercisable, and

                  (ii) the Corporation shall have the right to cause each outstanding option to be converted into an option to purchase shares of the other party to the Change of Control upon the same terms and conditions as are then applicable to such outstanding options except that the number and kind of shares subject to the new options and the option exercise price shall be adjusted in a manner consistent with the provisions of Section 8 to reflect the terms of the event constituting the Change of Control.

         (b) For the purposes of this Section, the term "Change of Control" means an event described in clause (a) of Section 8.

11.      Miscellaneous.

         (a) The grantee of any option shall be subject to the execution by an optionee of a written option agreement in the form, and containing the terms, specified by the Board of Directors.

         (b) Nothing in this Plan or in any option granted hereunder shall be construed as conferring upon any employee any right to continue in the service of the Corporation.

         (c) The grant of options under the Plan, the issuance and delivery of shares upon exercise of options, and all other matters, shall be subject to all laws, rules and regulations as may from time to time be applicable thereto.
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         (d) The Board of Directors may, in its discretion, require any optionee to pay to the Corporation at the time of exercise of his or her option the amount that the Board of Directors deems necessary to satisfy the Corporation's obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise. Upon exercise of the option, the optionee, if permitted by the Board of Directors in its discretion, may make a written election to have shares of Common Stock then issued withheld by the Corporation from the shares of Common Stock otherwise to be received, or to deliver previously-owned shares of Common Stock (if such shares have been held by the optionee for more than 6 months), in order to satisfy the liability for such withholding taxes. If the optionee makes such an election, the number of shares of Common Stock so withheld or delivered shall have an aggregate fair market value on the date of exercise sufficient to satisfy the applicable withholding taxes, as determined using the minimum federal, state and local income tax withholding rates then in effect. Where the exercise of an option does not give rise to such an obligation by the Corporation to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Board of Directors may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan to the contrary, the optionee's satisfaction of any tax-withholding requirements imposed by the Board of Directors shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide shares of Common Stock to the optionee.

         (e) No right or benefit under this Plan or under any option granted hereunder shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, charge, levy, attachment or execution of judgments of any kind. No right or benefit under this Plan or under any option granted hereunder shall in any manner be liable for or subject to the debts, contract liabilities or torts of the person entitled to such right or benefit.
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12.      Approval of Shareholders.

         This Plan is subject to the approval of the shareholders of the Corporation within one year of the date of its adoption by the Board of Directors. If the Plan is not so approved, the Plan and any options granted under it shall be void.